Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Barrier Securities Linked to the Worst of RTY and SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 ® Index (ticker: “SPX”) Pricing date: October 26, 2023 Valuation dates: October 29, 2024 (the “interim valuation date”) and October 26, 2026 (the “final valuation date”) Maturity date: October 29, 2026 Return amount: $1,000 п the underlying return of the worst performer п the upside participation rate Upside participation rate: 200.00% Final barrier value: For each underlying, 80.00% of its initial underlying value Automatic early redemption: If on the interim valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium Premium: At least 10.35% per annum* CUSIP / ISIN: 17291QUD4 / US17291QUD41 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer on the final valuation date is less than or equal to its initial underlying value but greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 п the underlying return of the worst performer on the final valuation date) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated September 29, 2023 * The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security  The Worst Performing Underlying  The Securities Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical 50.00% C 25.00% 5.00% 0.00% B - 10.00% - 20.00% - 20.01% - 25.00% A - 50.00% - 100.00% Hypothetical Interim Payment per Security ** Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption October 29, 2024 10.35% $1,103.50 If the closing value of the worst performer is not greater than or equal to the initial underlying value on the interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e a bo v e su m m a r y of s e l e c t ed ri s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p any i ng p r e li m i na r y p r i c i ng s u pp l e m e nt and p r odu c t s u pp l e m e n t fo r a m o r e c o m p l e t e d e s c r i pt i on o f ri s k s r e l at i ng to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.